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                  CAREMARK INTERNATIONAL INC. AND SUBSIDIARIES

   EXHIBIT 11.2 - COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON AND COMMON
                                EQUIVALENT SHARE


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

- ---------------------------------------------------------------------------------
(Unaudited - in million,                  Three months ended    Six months ended
except per share data)                          June 30              June 30
                                          ---------------------------------------
                                           1996       1995       1996      1995
                                          ---------------------------------------
Earnings
   Income from continuing operations        $23.0   $  17.4   $  41.5   $  30.5
  Operating loss from
    discontinued operations                     -    (144.0)    (68.9)   (146.6)
  Gain (loss) on sale of discontinued
   operations                                   -      (3.8)      2.1       7.1
                                          ---------------------------------------
  Net income (loss)                         $23.0   ($130.4)   ($25.3)  ($109.0)
                                          =======================================


Shares
  Weighted average number of common
    shares outstanding                       74.3       72.3      74.1       72.0
   Additional shares assuming conversion
    of stock options, stock purchase
    plan subscriptions and contingent
    stock rights                              3.4        2.7       3.3        2.8

                                          ---------------------------------------

Weighted average common and common
  equivalent shares outstanding              77.7       75.0      77.4       74.8
                                          =======================================

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Fully diluted earnings per common and
    common equivalent shares (a)
  Income from continuing operations         $0.30   $   0.23   $  0.54   $   0.41
  Operating loss from
    discontinued operations                     -     ($1.93)   ($0.89)    ($1.98)
  Gain (loss) on sale of discontinued
   operations                                   -     ($0.05)  $  0.03   $   0.09
  Net income (loss)                         $0.30     ($1.75)   ($0.33)    ($1.47)
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(a)  Earnings per share for net income may not equal the sum of respective earnings per share amounts for continued and discontinued operations due to rounding.